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Delta Board of Directors Names Sergio Rial as Newest Member

Newest director brings Latin America, financial expertise

ATLANTA, Dec. 10, 2014 – Delta Air Lines’ (NYSE: DAL) board of directors today announced Sergio Rial as its newest member, effective immediately. Rial serves as chief executive officer of Marfrig Global Foods, a multinational company based in Brazil with operations in the food and food service sectors in Brazil and 15 other countries.

“Sergio brings significant insight into global business, particularly in Delta’s key market of Latin America and extensive financial experience as a former chief financial officer of a global corporation,” said Daniel A. Carp, Delta’s non-executive chairman of the board. “We are excited that Sergio is bringing his talent and knowledge to Delta’s strong and independent board of directors.”

Prior to joining Marfrig as its CEO in 2012, Rial served in various leadership capacities with Cargill, Inc., a Minneapolis-based global provider of food, agriculture, financial and industrial products and services. At Cargill, Rial served as chief financial officer from 2009 to 2011 and executive vice president from 2011 to 2012. He also was a member of Cargill’s board of directors from 2010 to 2012.

From 2002 to 2004, Rial was a senior managing director and co-head of the Investment Banking Division at Bear Stearns & Co. in New York.

He is currently a director of Cyrela Brazil Realty S.A. and served as a member of board of directors of The Mosaic Company from 2010 to 2011.

Rial received a law degree from Federal University of Rio de Janeiro and an economics degree from Universidade Gama Filho. He also has an MBA from the Brazilian Capital Markets Institute (IBMEC - São Paulo).

Delta Air Lines serves nearly 165 million customers each year. This year, Delta was named the 2014 Airline of the Year by Air Transport World magazine and was named to FORTUNE magazine’s 50 Most Admired Companies, in addition to being named the most admired airline for the third time in four years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 318 destinations in 58 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK, New York-LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

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